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                                                                    EXHIBIT 99.1

                        OFFICER'S CERTIFICATE OF SERVICER

To:  The Bank of New York (Delaware), as Owner Trustee
     Bank One, National Association, as Indenture Trustee
     Moody's Investors Service, Inc.
     Standard & Poor's Ratings Group

Pursuant to Section 4.10 of the Sale and Servicing Agreement dated as of October 10, 2002 (the "Sale and Servicing Agreement") among The Bank of New York (Delaware), not in its individual capacity but solely as owner trustee (the "Owner Trustee") of M&I Auto Loan Trust 2002-1 (the "Issuer"), M&I Dealer Auto Securitization, LLC, as seller (the "Seller"), M&I Marshall & Ilsley Bank, as servicer (the "Servicer"), and Bank One, National Association, as indenture trustee (the "Indenture Trustee"), the undersigned hereby certifies that (i) a review of the activities of Servicer from October 10, 2002 through December 31, 2002, and of its performance under the Sale and Servicing Agreement has been made under the undersigned officer's supervision and (ii) to the best of the undersigned officer's knowledge, based on such review, Servicer has fulfilled all its obligations in all material respects under the Agreement throughout such period.

IN WITNESS WHEREOF, I have executed this Certificate this 28/th/ day of May,
2003.

                                         M&I Marshall & Ilsley Bank, as Servicer

                                         By: /s/ THOMAS J. O'NEILL
                                             ---------------------------
                                         Name:  Thomas J. O'Neill
                                         Title: Executive Vice President